EXHIBIT 4.11

                    THIS AGREEMENT is made as of 10 May 2006

                 concerning Eurotrust A/S' subscription for and
                     purchase of the new emission of shares
                                       in
                         European wind energy farms A/S
                                  Diplomvej 377
                               DK-2800 Kgs. Lyngby

                        (hereinafter referred to as "EWP)

                                     between

                                  Eurotrust A/S
                                    Kokholm 3
                                 DK-6000 Kolding
                        (hereinafter referred to as "ET"
                                        &
                           European Energy Systems A/S
                               Peter Rordamsvej 30
                               DK-2800 Kgs. Lyngby
                       (hereinafter referred to as "EES")
                                        &
                             Mikael Dystrup Pedersen
                                Vandstjernevej 36
                                  DK-4600 Koge
                       (hereinafter referred to as "MDP")
                                        &
                               Knud Erik Andersen
                               Peter Rordamsvej 30
                               DK-2800 Kgs. Lyngby
                       (hereinafter referred to as "KEA")
                                        &
                         European wind energy farms A/S
                                  Diplomvej 377
                               DK-2800 Kgs. Lyngby
                        (hereinafter referred to as "EWF"

RECITALS

WHEREAS EES is the owner of 100% of the share capital in EWF; AND

WHEREAS ET and EES (hereinafter referred to as the "Shareholders") are desirous of jointly carrying on a development company aiming at developing wind energy farms, and WHEREAS to achieve this objective, the Parties agree by this Agreement that ET shall acquire a 50.25% of the share capital in EWF including all of its subsidiaries as specified in detail below. This ownership of shares shall be acquired by increasing the capital in EWF in consideration of ET's subscription in cash for shares in EWF, partly by ET's purchase of shares in EWF from EES (by non-cash contribution of a portion of EES' EWF shares in ET). NOW, THEEFORE EES, ET, EWF, MDP

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and KEA have entered into the following Agreement. The purpose of the Agreement is to secure that EWF through the new joint ownership efficiently and quickly can further develop the already existing project portfolio of wind energy farms located in a range of countries. EWF will continue carrying on the activities, EWF has previously carried on, i.e.

    o   Purchasing the right to land and entering into land lease agreements

    o   Exercising due diligence into projects offered

    o Entering into development agreements with local wind energy farm development companies

    o   Making wind measurements and wind analyses

    o   Making assessments of noise levels and shade effect

    o   Obtaining building permits for the construction of wind energy farms

    o Securing the required rights by registration of title to roads, rights to land for wind energy farm and cable passages/ducts to public electricity supply network.

    o Building of wind energy farm infrastructure, i.e. wind energy farm foundations, roads and connections to public electricity supply network

    o   Entering into purchase agreements with wind turbine suppliers

    o   Entering into service agreements with service providers

    o Taking out insurances for the individual wind turbines and infrastructure constructions

    o   Entering  into  agreements   concerning  technical  monitoring  of  wind
        turbines in commercial operation

    o   Procuring first priority project financing

After commissioning and obtaining a first priority financing, EWF will transfer the wind energy farm to the Shareholders with 50 % to each of the Shareholders.

Upon the transfer of a wind energy farm, EWF obtains development remuneration from the Shareholders amounting to minimum 4% of the cost price of the respective wind energy farm, unless otherwise agreed. Each of the Shareholders shall pay a 50% portion of the remuneration, unless the wind energy farm is taken over by the Shareholders subject to a different percentage; if so the development remuneration shall be paid by the Shareholders according to such other percentage. Basically, EWF does not own any (commissioned) wind turbines in commercial operation.

The basic principle for EWF is that the day-to-day management in EWF makes the decisions and that the Shareholders shall agree on material investments, strategic decisions and organisational changes.

EWF & EES ADJUSTING TO THE CAPITAL INCREASE IN EWF

Prior to the capital increase and ET's purchase of shares in EWF, the following adjustments shall be made in EWF and EES:

    1. All of the wind turbines that have been commissioned/are in commercial operation as of 01.05.2006 and are owned by EWF shall be transferred to EES. The transfer shall take place by the individual project companies including project rights and wind turbines in commercial operation being transferred to EES. A list of the companies transferred is contained in Appendix 1 (Transfers from EWF to EES).

    2. All of the wind energy farm projects to which EES has the project rights concerning the construction of the wind turbine and where the wind turbine is not in commercial operation

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        as of 01.05.2006 shall be transferred to EWF. This applies to EES'
        shares in the following companies:

            a)  Enerteq ApS (50%)

            b)  VMA France SAS (40%)

            c) A range of German KG's containing project rights to German wind turbines not yet in commercial operation.

        A list of the companies transferred is contained in Appendix 2 (Transfers from EES to EWF). The transfer value of the individual development projects and companies (the transfers are set forth under Clauses 1 and 2) consists of the book cost price of the projects and companies, respectively.

    3. The payment of the transfers set forth under Clauses 1 and 2 - and subject to transfer at the book cost price - shall be fully effected via the existing account between EES and EWF. This account between the Parties shall be settled not later than by 15 July 2006.

    4. EES' shares in the company Enerteq Vitalba ApS (consisting of 85% of the ownership in the wind energy farm Parco Eolico Vitalba Srl consisting of 7 Vestas V52 wind turbines, which are in the progress of construction), shall remain the property of EES'.

    5. EES' shares in European wind energy farms no. 1 A/S shall remain EES' property, though.

    6. The share capital in EWF shall be increased from DKK 500,000 to DKK 4,111,200. The capital increase shall be carried into effect as a capitalisation issue.

    7. Extraordinary dividend shall be paid from EWF to EES until the equity capital in EWF amounts to minimum DKK 4,111,200 as of 01.05.2006 (certain reserves cannot be distributed). In calculating the equity capital, no goodwill or internal remuneration for uncompleted projects shall be paid.

    8.  MDP and KEA shall enter into contracts of employment with EWF.

Having completed Clauses from 1 to 8, EWF contains all of EWF's and EES' previous project rights to wind energy farm projects, which are not in commercial operation as of 01.05.2006 (with the exception of the Vitalby Project (shares in Enerteq Vitalba ApS) which is in the progress of construction, and the shares in European wind energy farms no. 1 A/S, both these projects shall remain the property of EES). A complete list of the "new" EWF's wind energy farm projects and companies is contained in Appendix 3. In addition, the company holds a share capital of DKK 4,111,200 and an equity capital of minimum the same size.

The company has a staff of 7 persons at the company's premises in Kgs. Lyngby, Denmark.

CAPITAL INCREASE IN EWF

    9. Prior to the capital increase, EWF has a share capital of DKK 4,111,200, which is wholly owned by EES.

    10. ET subscribes for a new emission of shares in EWF at a nominal amount of DKK 1,918,600 at DKK 6,254.56 per share at DKK 100, which is equal to a price of 6,254.56. The proceeds from the subscription amounts to approx. DKK 120,000,000.

    11. After this transaction, EWF holds a share capital of DKK 6,029,800.

    12. After deciding the capital increase set forth under Clause 10, ET purchases from EWF nominal DKK 1,111,400 shares in EWF from EES at DKK 70,625,500 (which is equal to a price of 6,354.64), which is paid by issuing 915,500 shares in ET to EES. The purchase is effected by a non-cash contribution of the aforesaid EWF shares in ET. ET shall take care

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        that the said shares in ET as soon as possible will become negotiable instruments listed at NASDAQ and shall pay all costs in that connection.

    13. After registration with the Danish Commerce and Companies Agency of the capital increase in EWS (by subscription for new shares for payment in cash of approx. DKK 120,000,000) and final carrying into effect thereof (including securing that EES is registered as the owner of the said ET shares including any restrictions or third party rights of whatsoever nature, causing that the shares cannot be freely transferred for the payment of the full proceeds to EES, but see below concerning the release of shares) of ET's purchase of shares in EWF from EES (by non-cash contribution of the EWF shares in ET), ET shall be registered as the owner of the shares in question in EWF's register of shareholders.

    14. The capital increase and the purchase of shares are set forth in tabular form in Appendix 4. After carrying the capital increase and the purchase of shares into effect, the share capital in EWF will amount to nominal DKK 6,029,800 distributed on nominal DKK 3,030,000 (50.25%) to ET and nominal DKK 2,999,800 (49.75%) to EES. Release of shares to EES

    15. 375,000 ET shares as set forth under Clause 12, which are issued to EES, shall be transferred in connection with delivering the shares placed in escrow no. 5470ZZZZ in Forstaedernes bank. The escrow shall be opened in EES' name.

    16. Release of such shares placed in escrow to EES shall be subject to the following rules:

            a) Once the 3 conditions (see below under Clause 17) have been complied with for projects amounting to a total project price of DKK 1.5 billion since 01 May 2006, EES shall have 125,000 ET shares released from the escrow as set forth under Clause 15.

            b) Once the 3 conditions (see below under Clause 17) have been complied with for projects amounting to a total project price of DKK 2.5 billion since 01 May 2006 (i.e. projects amounting to total DKK 1.0 billion more than the project price as set forth under Sub Clause a), EES shall have another 125,000 ET shares released from the escrow deposit as set forth under Clause 15.

            c) Once the 3 conditions (see below under Clause 17) have been complied with for projects amounting to total DKK 4.0 billion since 01 May 2006 (i.e. projects amounting to total DKK 2.5 billion more than the project price as set forth under Sub Clause a), EES shall have the remaining 125,000 ET shares, which are placed in escrow, released as set forth under Clause 15.

        All rights conferred on the shares placed in escrow, including dividends, subscription rights, etc. shall pass to EES and shall be released simultaneously and in proportion to the release of the shares.

THE 3 CONDITIONS

    17. In order for the project to be approved according to Clause 16, the project shall be put on the project list and be in conformance with the following 3 conditions:

            a) A building permit should have been granted for the project for the planned type of wind turbine and the building permit must have legal effect, i.e. any complaints must have been rejected or must be void.

            b) The project should be a Party to a sales agreement entered into with a local utility company or a electricity distribution company for the sale of electricity.

            c) A purchase agreement should have been entered into with a wind turbine supplier stating the time of delivery and price. The purchase agreement should comply with the requirements of the building permit.

TAKING OVER PROJECTS OF THE PROJECT LIST AND THE ADMINISTRATION THEREOF

    18. Putting project onto the project list of projects takes place according to the following guidelines:

            a) The management in EWF presents a new project including relevant information (see Info Catalogue in Appendix 5) for the management in ET and EES. Following this, ET and EES have one 1 week within which to accept the project on the project list or not to accept the project on the project list.

            b) If either ET or EES does not wish to exercise its right to acquire a developed "turnkey project" in proportion to their shareholding in EWF, the Party exercising its right shall have the option to acquire the shareholding of the Party who does not wish to exercise its right. The Party, which thereby acquires more of a project than the Party's shares entitle the Party to acquire, shall pay remuneration to the other shareholder. The remuneration shall be fixed from project to project. If the Party exercising its right does not wish to take over the shares of the Party, which does not wish to exercise its right, the Party which does not exercise its right shall be under an obligation to take over its proportionate portion of the shares in the project.

    19. The administration of the project list, showing the state of affairs of the individual projects, shall be performed by EWF. EWF shall also make quarterly statements concerning the number of projects conforming to the 3 conditions.

    20. If ET and EES - via EWF - should choose to sell a wind energy farm project to a co-operation partner or to any third party, the project sold for this reason shall remain being included in EWF's project price as listed on the project list.

ORGANISATION OF EWF

    21. The structure of and staff of EWF shall remain unchanged and EWF shall continue carrying on its business as an independent company with ET and EES as shareholders.

    22. The activities in EWF consist in searching new wind energy farm projects and bringing such projects into being in conformity with the 3 conditions, i.e. obtaining building permit, entering into sales agreement for the sale of electricity and entering into agreements for the purpose of purchasing wind energy farms. For the purpose hereof, the company has a basis organisation in Lyngby, Denmark, which handles the said activities in a close working relationship with co-operation partners in the individual countries, where wind energy farm projects are purchased and developed. The basis organisation is comprised of 10 persons: 3 project executives, 2 project workers, 2 attorneys, 1 CFO and 1 person responsible for technical/technological aspects and 1 manager responsible for the day-to-day business of the company. The project executives are responsible for the various language areas. By means of the 2 attorneys, the majority of the due diligence of the individual projects is done as in-house activities. Moreover, the majority of the co-operation agreements concerning development partners is done as in-house activities too. As regards the 7 persons, who are employed as of 01.05.2006, there are 3 newly employed persons among them: A project executive for Italy, a German attorney and a CFO.

MANAGEMENT OF EWF AND ITS SUBSIDIARIES

    23. The board of directors of EWF and its subsidiaries is comprised of two members appointed by ET and two members appointed by EES. The chairman is appointed by ET.

    24. The management of EWF and its subsidiaries is comprised of KEA.

    25. The power to bind the company shall be construed so that EWF can alone be bound by the joint signatures of one person affiliated to EES and one person affiliated to ET.

TERMS OF EMPLOYMENT RELATING TO THE EMPLOYEES OF EWF

    26. MDP and KEA shall be employed by EWF subject to the same terms as the other employees having similar responsibilities in ET and EES. Furthermore, the contracts of employment shall contain the following provisions.

    27. MDP's and KEA's terminations shall be treated according to the following model:

            a) If either KEA or MDP should choose to terminate their post in EWF, 80% (KEA) and 20% (MDP), respectively, of the ET shares, which at the time of termination are still in escrow, cf. Clause 15, be returned to ET as a reduction of the purchase sum according to Clause 12.

            b) EWF can alone terminate MDP or KEA in case of material breach by MDP or KEA of the employment terms and in case EWF, MDP or KEA has suffered considerable financial losses by this breach and - in order for the breach to be deemed material - a prior written notice stating unambiguously the specific employment term of which the employee has been in breach shall be served upon the Party in breach. If the breach remains unremedied or discontinued by KEA or MDP 30 days after the service of written notice upon KEA or MDP or if this is not possible, then KEA or MDP shall pay compensation to EWF to the extent of any damage EWF might have suffered. If the Party in breach accepts having committed breach, the remaining part of this Sub Clause b. shall apply. If the breach is not discontinued or if compensation is not paid, the contract of employment shall be deem terminated at the expiry of the said period of 30 days. That either MDP or KEA shall be terminated as said forth under this Sub Clause causes that the shares, which at the time of termination are still placed in escrow, cf. Clause 15, shall be released to ET as set forth above with 80% (KEA's notice of termination) or 20% (MDP's notice of termination).

            c) If the breach cannot be accepted and the dispute concerning the notice of termination cannot be settled amicably and therefore results in a judgment, the co-operation between EES and ET shall terminate. The losing Party (i.e. EES if EWF is the prevailing Party and ET if EWF is the losing Party) shall within 30 days after a final judgment has been delivered advance an offer to purchase the prevailing Party's shares in EWF. After that, the prevailing Party has 30 days to either accept the losing Party's offer or itself purchase the losing Party's shares in EWF at the same price.

            d) MDP and KEA are subject to a con-competition clause and cannot develop wind energy farms in EWF framework (under the auspices of EWF).

            e) The terms of the other employees' employments shall remain unchanged.

FINANCING OF PROJECT

    28. EWF shall finance all of the development activities in EWF and its subsidiaries. This includes, e.g., the financing of development activities, the construction of infrastructure, the purchase of wind turbines and the payment to development partners. In a close working relationship with the management of ET and EES, EWF obtains a first priority bank financing of the projects, contained on the project list. The financing sum for 2006 is expected to amount to approx. DKK 1 billion and DKK 2-3 billion for 2007.

    29. Upon the completion of the development and commissioning of the wind energy farm, the wind energy farm is taken over by the Shareholders with 50% to each shareholder at cost plus the development remuneration set forth under the recitals. It is of essential importance to the Parties that this is structured so that the shares can be consolidated both at ET and at EES. It is for the Shareholders to raise sufficient equity capital or other financing of their portion of a given project.

    30. If a shareholder cannot raise equity capital or other financing for a wind energy farm, the project portion shall be transferred to another shareholder in EWF.

    31. If another shareholder cannot or will not procure equity capital or other financing of a developed wind energy farm, EWF shall have the right to sell the wind energy farm to any external investors.

SHAREHOLDERS' MUTUAL OPTION TO PURCHASE WIND TURBINES AND SHARES IN EWF

    32. Reserving the option to purchase in force from time to time for the employees of EWF, EES grants to ET an option to purchase the wind turbines, which EES have in commercial operation as of 01.05.2006. Thus, perhaps by he sale of one or several wind turbines first, but see immediately below concerning the employees' option to purchase, EES will offer ET an option to purchase the wind turbines in question.

    33. EES and ET grants each other a mutual option to purchase in case either Party should wish to sell its shares in EWF.

    34. EES grants ET an option to purchase the shares in the Italian projects, which EES expects to take over from a development partner (i.e. 50% of the share capital in Enerteq Vitalba ApS). By such transaction, ET will take over half of the Italian projects at the amount realized, which EWF's partner achieves.

    35. For a period of three years from the exchange of the shares in EWF with shares in ET, ET shall not be entitled to dispose of his shares in EWF, because EES' expected permission of tax-free exchange of shares will then lapse.

    36. In case of material breach by either Party of its obligations as a shareholder in EWF, including material breach of any provisions entered into by means of a shareholders' agreement, the aggrieved Party may demand that the co-operation between EES and ET be terminated, unless the breach is redressed within 30 days after the service of default notice upon the Party in breach by the aggrieved Party. If the breach has not been redressed or cannot be redressed, the Party in breach shall within 60 days after service of default notice by the aggrieved Party as set forth above, advance an offer to purchase the shares in EWF owned by the aggrieved Party. After that, the aggrieved Party has 180 days for either acceptance the offer advanced by the Party in breach or itself purchase of the shares of the Party in breach in EWF at the same price.

APPROVAL OF THE AGREEMENT AND CLOSING

    37. This Agreement is subject to approval by the boards of directors of the two companies, which approval must be submitted not later than as of 1 July 2006 and that ET exercises a satisfactory due diligence into EWF to be completed by 21 June 2006.

    38. ET's subscription for shares in EWF shall be carried into effect at the extraordinary general meeting to be held on 03 July 2006 and ET's purchase of shares in EWF is carried into effect as of 05 July 2006, both transactions are subject to the aforesaid terms and conditions being complied with within the said deadlines.

    39. The Shareholders agree that in connection with the implementation of this Agreement, a normal shareholders' agreement shall be entered into to regulate the future co-operation between the Parties as shareholders in EWF.

ARBITRATION

    40. Any disputes pertaining to this Agreement shall be settled by arbitration in Copenhagen.

APPENDICES

    41. The following Appendices form an integral part of this Agreement:

        Appendix 1 Transfer of companies from EWF to EES
        Appendix 2 Transfer of companies from EES to EWF
        Appendix 3 Ongoing companies in EWF
        Appendix 4 Capital increase and purchase of shares in tabular form Appendix 5 Project info catalogue

(Signed in ) Lyngby 10.05.2006
                    ----------

For Eurotrust A/S:                      For European Energy Steems A/S:


-----------------------------------     -----------------------------------
Soren Degn                              Knud Erik Andersen



-----------------------------------
Peter Juul


For European wind energy farms A/S:


-----------------------------------
Knud Erik Andersen

On behalf of Knud Erik Andersen:            On behalf of Mikael D. Pedersen

-----------------------------------     -----------------------------------